As filed with the Securities and Exchange Commission on February 9, 2005

Registration Nos. 333-102194
333-102194-01
333-102194-02

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. ONE
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITLA Capital Corporation	ITLA Capital Statutory Trust VI ITLA Capital Statutory Trust VII
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

95-4596322	16-1641858 16-1641860
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

888 Prospect Street Suite 110 La Jolla, California 92037 (858)-551-0511	c/o ITLA Capital Corporation 888 Prospect Street Suite 110 La Jolla, California 92037 (858)-551-0511
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Copy to:
George W. Haligowski Chairman of the Board, President & Chief Executive Officer ITLA Capital Corporation 888 Prospect Street Suite 110 La Jolla, California 92037 (858)-551-0511	Dave M. Muchnikoff, P.C. Craig M. Scheer, P.C. Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, D.C. 20007 (202) 295-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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            Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)
Debt Securities (4)
Preferred Stock (5)
Common Stock (6)
Depositary Shares (7)
Purchase Contracts(8)
Units(9)
Warrants (10)
Trust Preferred Securities of ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII (11)
Junior Subordinated Debentures (11)
Guarantees of Trust Preferred Securities of ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII (11) (12)
Total	$500,000,000	100%	$500,000,000	$46,000 *

*	Paid previously.
(1)	In no event will the aggregate initial offering price of all securities issued exceed $500,000,000. The aggregate amount of common stock registered is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The registered securities may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. The registered securities may be sold separately, together or as units with other registered securities.

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(2)	Certain information as to each class of securities to be registered is not specified, in accordance with General Instruction II.D. to Form S-3 under the Securities Act.
(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(o) of the Securities Act. The proposed maximum aggregate offering price, with respect to debt securities, is calculated excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
(4)	Subject to note (1) above, we are registering an indeterminate principal amount of debt securities (which may be senior or subordinated). If any debt securities are issued at an original issue discount, then the offering price may be increased to the extent not to exceed the proposed maximum aggregate offering price less the dollar amount of any securities previously issued. Also, in addition to any debt securities that may be issued directly under this registration statement, we are registering an indeterminate amount of debt securities as may be issued upon the conversion or exchange of other debt securities, preferred stock or depositary shares, for which no consideration will be received by us, or upon exercise of warrants registered hereby.
(5)	Subject to note (1) above, we are registering an indeterminate number of shares of preferred stock as may be sold from time to time by us. We are also registering an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants registered hereby. In addition, we are also registering such indeterminate number of shares of preferred stock, for which no consideration will be received by us, as may be issued upon conversion or exchange of debt securities of the Company.
(6)	Subject to note (1) above, we are registering an indeterminate number of shares of common stock. We are also registering an indeterminate number of shares of common stock as may be issuable upon conversion of the debt securities or the preferred stock or upon exercise of warrants registered hereby.
(7)	Such indeterminate number of depositary shares to be evidenced by depositary receipts, representing a fractional interest of a share of preferred stock.
(8)	Subject to note (1) above, we are registering an indeterminate number of purchase contracts, which may require the holder thereof to purchase or sell: (i) our debt securities, common stock, preferred stock or depository shares; (ii) trust preferred securities issued by the Trusts; (iii) securities of an entity unaffiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; (iv) currencies; or (v) commodities.
(9)	Subject to note (1) above, we are registering an indeterminate number of units, which will be comprised of one or more of the securities registered hereby in any combination.
(10)	Subject to note (1) above, we are registering an indeterminate number of warrants representing rights to purchase debt securities, shares of common stock or preferred stock registered hereby.
(11)	Subject to note (1) above, we are registering an indeterminate principal amount of our junior subordinated debentures and an indeterminate number of trust preferred securities of ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII (the "Trusts") as may from time to time be issued at indeterminate prices. The junior subordinated debentures may be issued and sold to the Trusts, and the junior subordinated debentures may later be distributed to the holders of the trust preferred securities of the Trusts.
(12)	We are also registering under this registration statement all other obligations that we may have with respect to the trust preferred securities issued by the Trusts, in each case as further described in the registration statement. No separate consideration will be received for any guarantee or any other such obligations.

_____________________

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

[ITLA Capital Corporation Logo]

May Offer -

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Units
Warrants

ITLA Capital Statutory Trust VI and
ITLA Capital Statutory Trust VII

May Offer -

Trust Preferred Securities
guaranteed by ITLA Capital Corporation

            We and, in the case of the trust preferred securities, the applicable trust, may offer and sell from time to time up to $500,000,000 of the securities. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of offering.

            This prospectus contains a general description of the securities that may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

            Our common stock is listed on The Nasdaq Stock Market under the symbol "ITLA."

            These securities are not savings or deposit accounts or other obligations of any bank and the securities are not insured by the Bank Insurance Fund or Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

______________________________

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ __, 2005

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TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	3
WHERE YOU CAN FIND MORE INFORMATION	3
FORWARD-LOOKING STATEMENTS	5
ITLA CAPITAL CORPORATION	6
THE TRUSTS	7
RATIOS OF EARNINGS TO FIXED CHARGES	8
USE OF PROCEEDS	8
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF COMMON STOCK	20
DESCRIPTION OF PREFERRED STOCK	20
DESCRIPTION OF DEPOSITARY SHARES	24
DESCRIPTION OF PURCHASE CONTRACTS	27
DESCRIPTION OF UNITS	28
DESCRIPTION OF WARRANTS	28
DESCRIPTION OF CAPITAL STOCK	31
DESCRIPTION OF TRUST PREFERRED SECURITIES	34
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES	36
DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES	41
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST PREFERRED SECURITIES GUARANTEES	44
PLAN OF DISTRIBUTION	46
LEGAL MATTERS	47
EXPERTS	47

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ABOUT THIS PROSPECTUS

            This prospectus is a combined prospectus that is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we and, in the case of the trust preferred securities, the applicable trust, may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

            This prospectus provides you with a general description of the securities we and the trusts may offer. Each time we or the trusts sell securities, you will be provided with a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we or the trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the trusts in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

            In this prospectus, the words "we," "our," and "us" refer to ITLA Capital Corporation and its subsidiaries unless we indicate otherwise, and the "trusts" refer to ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII.

WHERE YOU CAN FIND MORE INFORMATION

            As required by the Securities Act of 1933, we and the trusts have filed a registration statement on Form S-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

            We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public via the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

            We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus or the time that we terminate this offering:

  our Annual Report on Form 10-K for the year ended December 31, 2003 ;

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  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 , June 30, 2004 and September 30, 2004 ;

  our Current Reports on Form 8-K filed on April 21, 2004 and June 29, 2004 ; and

  the description of our common stock contained in Pre-Effective Amendment No. Two to our Registration Statement on Form S-4 (File No. 333-03551) filed with the SEC on June 19, 1996, and all amendments or reports filed for the purpose of updating that description.

            This incorporation by reference does not specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in any annual meeting proxy statement of ours incorporated into this prospectus by reference.

            You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address: ITLA Capital Corporation, 888 Prospect Street, Suite 110, La Jolla, California 92037, Attention: Timothy M. Doyle, Senior Managing Director and Chief Financial Officer, telephone: (858) 551-0511.

___________________

            No separate financial statements of the trusts have been included or incorporated by reference in this prospectus. We and the trusts do not consider such financial statements material to holders of trust preferred securities because:

  all of the voting securities of each trust will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

  no trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the trust and investing the proceeds of the securities issued by the trust in debt securities; and

  the obligations of the trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth in this prospectus and the applicable prospectus supplement.

See "The Trusts," "Description of Trust Preferred Securities" and "Description of Trust Preferred Securities Guarantees" in this prospectus.

            You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

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FORWARD-LOOKING STATEMENTS

            This prospectus, supplements to this prospectus and the documents incorporated by reference contain certain forward-looking statements about our business, financial condition, results of operations and prospects. These statements may be made expressly in this document or may be incorporated by reference to other documents we have filed with the Securities and Exchange Commission. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus, supplements to this prospectus or documents incorporated by reference.

            These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

  changes in management's estimate of the adequacy of the allowance for loan losses;

  competitive pressures among depository institutions and other providers of financial services;

  interest rate movements and their impact on customer behavior and our net interest margin;

  the impact of repricing and competitors' pricing initiatives on loan and deposit products;

  our ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

  our ability to access cost-effective funding;

  changes in financial markets;

  changes in economic conditions in general and in California in particular;

  the impact of terrorist actions;

  new legislation or regulatory changes;

  changes in accounting principles, policies or guidelines; and

  future acquisitions by us of other companies and businesses.

            Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward- looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or supplements to this prospectus or, in the case of documents incorporated by reference, as of the date of such documents.

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            We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

ITLA CAPITAL CORPORATION

            ITLA Capital Corporation, a Delaware corporation, is the largest financial services company headquartered in San Diego County, California with consolidated assets of $2.0 billion, consolidated net loans of $1.6 billion, consolidated deposits of $1.2 billion and shareholders' equity of $193.7 million as of September 30, 2004. We conduct and manage our business principally through our wholly-owned subsidiary, Imperial Capital Bank, a $2.0 billion institution with six retail branches located in California (Beverly Hills, Costa Mesa, Encino, Glendale, San Diego and San Francisco), and one branch located in Carson City, Nevada. Additionally, Imperial Capital Bank has 13 lending offices located in California and 18 other lending offices, located in Washington, Nevada, Arizona, Texas, the Southeast, the Mid-Atlantic states, the New York metropolitan area and New England. Effective January 1, 2003, Imperial Capital Bank converted from a California industrial bank to a California-chartered commercial bank, and we became a bank holding company. Imperial Capital Bank has been in business for 30 years and was formerly known as Imperial Thrift and Loan Association until its name change in January 2000. Our branch offices are primarily used for our deposit services and lending business. Imperial Capital Bank is primarily engaged in:

  originating real estate loans secured by income producing properties for retention in its loan portfolio;

  originating film finance loans and franchise loans; and

  accepting customer deposits through the following products: certificates of deposits, money market , passbook accounts and demand deposit accounts.

            During the first quarter of 2002, we completed our acquisition of Asahi Bank of California, a wholly-owned subsidiary of Asahi Bank Ltd - Japan, for approximately $14.9 million in cash. On the date of acquisition, Asahi Bank had total assets of approximately $50.0 million, including $35.0 million of commercial real estate and business loans and $15.0 million of cash and securities. Upon completion of the acquisition, Asahi Bank was merged into Imperial Capital Bank.

            On October 25, 2002, we acquired the operating assets and the performing film finance loan portfolio of the Lewis Horwitz Organization in an all cash transaction valued at approximately $93.0 million. The Lewis Horwitz Organization is currently operating as a division of Imperial Capital Bank. On April 28, 2004, we announced that this division was re-branded ICB Entertainment Finance.

            We continuously evaluate business expansion opportunities, including acquisitions or joint ventures with companies that originate or purchase commercial and multi-family real estate loans as well as other types of secured commercial loans. In connection with this activity, we periodically have discussions with and receive financial information about other companies that may or may not lead to the acquisition of the company, a segment or division of that company, or a joint venture opportunity.

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            Our executive offices are located at 888 Prospect Street, Suite 110, La Jolla, California 92037 and our telephone number at that address is (858) 551-0511.

            Information contained on our website should not be considered a part of this prospectus.

THE TRUSTS

            Each trust is a statutory trust formed under Delaware law pursuant to a separate trust agreement executed by us, as sponsor for the trust, and the trustees of the trust and the filing of a certificate of trust with the Delaware Secretary of State.

            Unless an accompanying prospectus supplement provides otherwise, each trust exists for the purposes of:

  issuing trust preferred securities;

  investing the gross proceeds of the sale of the trust preferred securities in junior subordinated debentures issued by us; and

  engaging in only those other activities necessary or incidental to those purposes.

            All of the common securities of each trust will be owned by us. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable trust agreement, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

            We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each trust. Each trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable trust agreement. Each trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each trust. The duties and obligations of the trustees will be governed by the trust agreement. At least one of the trustees of each trust will be one of our employees or officers who will act as administrative trustee. One trustee of each trust will be a financial institution that is not affiliated with us, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. We will pay all fees and expenses related to each trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be Wells Fargo Bank, N.A., and the Delaware trustee will be Wells Fargo Delaware Trust Company. The office of the Delaware trustee in the State of Delaware is 919 Market Street, 7th Floor, Wilmington, Delaware 19801. The principal place of business of each trust is c/o ITLA Capital Corporation, 888 Prospect Street, Suite 110, La Jolla, California 92037, and the telephone number of each trust is (858) 551-0511.

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RATIOS OF EARNINGS TO FIXED CHARGES

            The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

						Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
Ratio of earnings to fixed charges:
Including interest on customer deposits	1.57x	1.43x	1.44x	1.80x	2.31x	2.41x	2.43x
Excluding interest on customer deposits	14.68x	3.28x	3.12x	3.86x	4.94x	5.24x	5.60x

            For purposes of this computation, the term "earnings" represents earnings from continuing operations before taxes and interest expense. Fixed charges, excluding interest on customer deposits, represents interest expense on Federal Home Loan Bank advances and other borrowed funds. Fixed charges, including interest on customer deposits, represent all of the foregoing items plus interest on deposits.

USE OF PROCEEDS

            We will use the net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement for general corporate purposes and for any other purposes described in the relevant prospectus supplement. General corporate purposes may include working capital, capital expenditures, the repayment of indebtedness, investments in or extensions of credit to our subsidiaries, financing possible future acquisitions and repurchasing shares of our common stock. Pending these uses, we expect to invest the net proceeds in short-term investments and marketable securities.

DESCRIPTION OF DEBT SECURITIES

            The following briefly summarizes the material provisions of the debt securities and the indentures under which the debt securities will be issued, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. The forms of indentures under which our debt securities will be issued have been filed as exhibits to the registration statement of which this prospectus forms a part. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. To the extent that any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the prospectus supplement will control.

            Our junior subordinated debentures, which may be issued to a trust or a trustee of the trust in connection with the issuance of its trust securities, are described separately in this prospectus under "Description of Junior Subordinated Debentures." The discussion below pertains only to our senior debt securities and subordinated debt securities.

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General

            The debt securities will be either our senior debt securities or subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and a trustee to be identified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are referred to in this section as the "indentures." The indentures may be supplemented by one or more supplemental indentures.

            We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The senior debt securities will, unless otherwise stated in the applicable prospectus supplement, be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness, including senior debt securities.

            The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms will include:

  the title of the debt securities;

  any limit upon the aggregate principal amount of the debt securities;

  the purchase price of the debt securities expressed as a percentage of the principal amount;

  if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  the date or dates when payments on the principal must be made or the method of determining such date or dates;

  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

  the maturity date;

  the right, if any, to extend the interest payment periods and the duration of the extensions;

  the places where payments may be made and the manner of payments;

  any mandatory or optional redemption provisions;

  any sinking fund provisions;

  any subordination provisions;

  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities will be issued;

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  the terms applicable to any debt securities issued at a discount from their stated principal amount;

  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts will be determined and the calculation agent, if any;

  whether the debt securities will be issued in the form of one or more global securities in temporary or definitive form;

  the certificates or forms required for the issuance of debt securities in definitive form;

  the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

  any deletions of, or changes or additions to, the events of default or covenants;

  terms and conditions, if any, pursuant to which the debt securities will be secured;

  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

  any other specific terms of the debt securities.

            Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The applicable prospectus supplement also will contain any special tax, accounting or other information relating to original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index.

            Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Ranking of Debt Securities; Holding Company Structure

            Senior Debt Securities. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

            Subordinated Debt Securities. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior indebtedness, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior indebtedness.

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            Holding Company Structure. The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

            Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for Imperial Capital Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the Federal Deposit Insurance Corporation as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of Imperial Capital Bank. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

            Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

  be unsecured;

  have a minimum average maturity of five years;

  be subordinated in right of payment;

  not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

  not contain provisions that would adversely affect liquidity or unduly restrict management's flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

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            See "--Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities."

Payment and Paying Agents

            Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name those debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for that interest payment.

            Principal of and any premium and interest on a particular series of debt securities will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to each series of debt securities. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

            All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment of these moneys.

Global Securities

            We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

            Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  by the depositary for that registered global security to its nominee;

  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

            The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

            We anticipate that the following provisions will generally apply to all depositary arrangements for debt securities:

  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

            The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

            So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  will not be entitled to have the debt securities represented by a registered global security registered in their names;

  will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  will not be considered the owners or holders of the debt securities under the indenture.

            Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

            We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

            We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered

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global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

            We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

            If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

Redemption and Repurchase

            The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, however, we currently do not intend to issue subordinated debt securities with redemption or repurchase features to the extent these features would prevent the subordinated debt securities from qualifying as Tier 2 Capital under the guidelines of the Board of Governors of the Federal Reserve System. See "--Subordinated Debt Securities Intended to Qualify as Tier 2 Capital."

Conversion or Exchange Rights

            If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  the conversion or exchange price;

  the conversion or exchange period;

  provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  events requiring adjustment to the conversion or exchange price;

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  provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

            Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us and our subsidiaries from creating or assuming liens on our properties, including the capital stock of Imperial Capital Bank and our other subsidiaries. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Merger, Consolidation or Sale of Assets

            Under the terms of the indentures, we may consolidate or merge with another company, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all our assets to another company, if:

  we are the surviving entity or the entity formed by or surviving any such consolidation or merger (if not us) or to which the sale, assignment, transfer, lease, conveyance or other disposition is made (1) is organized under the laws of the United States, any state thereof or the District of Columbia and (2) expressly assumes by supplemental indenture all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

  immediately after the transaction, no event of default under the indenture exists; and

  any additional conditions with respect to any particular debt securities are met.

            Upon any consolidation or merger of which we are not the surviving entity, or any sale, conveyance, transfer or other disposition, and upon the assumption by the successor entity by supplemental indenture of our payment obligations on the debt securities and our other obligations under the indenture, the successor entity will succeed to and be substituted for us, and may exercise every right and power of ours, under the indenture with the same effect as if the successor entity had been named as the issuer in the indenture and thereafter we will be released from our obligations under the indenture and the debt securities outstanding under the indenture.

Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities

            Unless otherwise provided for in the applicable prospectus supplement, the term "event of default," when used in the indentures may include any of the following:

  failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period as permitted under the terms of the debt securities, the extension will not constitute a failure to pay interest;

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  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise; however, a valid extension of the maturity date pursuant to the terms of the debt securities will not constitute a default in the payment of principal or premium, if any;

  failure to make sinking fund or analogous fund payments, if any, when due;

  failure to perform other covenants for 90 days after notice that performance was required;

  certain events of bankruptcy or insolvency involving our company; or

  any other event of default provided in the terms of a particular issue of debt securities.

            Each indenture provides that, within 90 days after the occurrence of an uncured or unwaived event of default with respect to debt securities of any series, the trustee must provide notice of the default to the holders of the debt securities of that series. Each indenture provides, however, that except in the case of a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any, the trustee may withhold this notice if the trustee determines in good faith that the withholding of the notice is in the best interests of the holders of the series of debt securities affected.

            The senior indenture provides that if an event of default with respect to any series of debt securities issued the indenture shall have occurred and be continuing, unless the principal of all the debt securities of that series has already become due and payable, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal amount (or if any debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of the debt securities) of all the debt securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of such series then outstanding.

            Unless otherwise stated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise stated in the applicable prospectus supplement, the subordinated indenture will provide that, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the debt securities of a particular series has already become due and payable, either the trustee or the holders of at least 25% in principal amount of the subordinated debt securities of any series then outstanding may declare the principal amount (or if any subordinated debt securities of such series are original issue discount securities, such lesser amount as may be specified in the terms of the securities) of all the subordinated debt securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the subordinated debt securities of such series then outstanding.

            As described in the preceding paragraph, unless otherwise stated in the applicable prospectus supplement, there will be no right of acceleration with respect to the subordinated debt securities of any series in the case of, among other things, (1) a default in the payment of the principal of, or premium, if any, or interest, if any, on, or sinking fund payments, if any, with respect to, the subordinated debt

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securities of that series or (2) a default in the performance of any other covenant of ours in the subordinated indenture or the subordinated debt securities of that series. In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the subordinated indenture trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof. The limitation on acceleration described above is intended to permit the subordinated debt securities to qualify as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System for bank holding companies.

            Subject to the provisions of Trust Indenture Act requiring each trustee, during the continuance of an event of default under the relevant indenture, to act with the requisite standard of care, a trustee is under no obligation to exercise any of its rights or powers under the relevant indenture at the request or direction of any of the holders of debt securities of any series unless the holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding debt securities of any series issued under an indenture will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. Each indenture requires us to file annually with the relevant trustee a certificate as to whether we are in default under the terms of the indenture.

            No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

  the holder shall have previously given to the trustee written notice of a continuing event of default;

  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonable indemnity to the trustee of the series to institute the proceeding as a trustee; and

  the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days.

            These limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Discharge, Defeasance and Covenant Defeasance

            Discharge. We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

            Legal Defeasance and Covenant Defeasance. If the provisions in the indenture relating to legal defeasance and covenant defeasance are made applicable to a particular series of debt securities issued under that indenture, we may elect either:

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  legal defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for certain limited obligations, including the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

  covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement, and any omission to comply with our obligations will not constitute an event of default with respect to the debt securities.

            We may effect defeasance and covenant defeasance only if, among other things:

  we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified by a nationally recognized independent accounting firm to be enough to pay at maturity, or upon redemption, the principal and interest on all outstanding debt securities of the series and any mandatory sinking fund payments;

  91 days pass after the deposit is made and during the 91-day period no event of default caused by an event of bankruptcy or insolvency occurred and is continuing at the end of the period;

  the deposit does not constitute a default under any other material agreement binding on us; and

  we deliver to the trustee an opinion of counsel to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to federal income tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of legal defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred.

Modification of the Indentures

            Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  cure any ambiguity or correct any inconsistency in the indenture;

  evidence the assumption by a successor corporation of our obligations under the indenture;

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  add to our covenants for the benefit of the holders of all or any series of the debt securities or to surrender any right or power of ours under the indenture;

  make any change that does not adversely affect the rights of any holders of debt securities in any material respect;

  to provide for the issuance of and to establish the forms and terms of debt securities of any series, to establish the form of certifications required to be furnished pursuant to the indenture for any series of debt securities or to add to the rights of the holders of any series of debt securities;

  to secure the debt securities; or

  evidence and provide for the qualification of the indenture under the Trust Indenture Act.

            Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the series of debt securities affected then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of that series. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected, among other things:

  change the stated maturity of any debt security;

  reduce the principal amount of or reduce the premium, if any payable upon redemption;

  reduce the rate or extend the time of payment of interest (other than as permitted by the terms of the debt securities); or

  in case of a series of subordinated debt securities, modify any of the subordination provisions in a manner adverse to the holders of the securities.

            In addition, any reduction in the percentage of principal amount of debt securities, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture, will require the affirmative consent of at least the percentage of principal amount of debt securities which would originally have been required to make the amendment, modification or waiver effective.

Concerning the Trustees

            Each trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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Governing Law

            The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

            We may issue, either separately or together with other securities, shares of common stock. Upon our receipt of the full specified purchase price therefor, the common stock issued will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. For more information about our common stock, see "Description of Capital Stock" below.

DESCRIPTION OF PREFERRED STOCK

            The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. Upon our receipt of the full specified purchase price therefor, the preferred stock issued will be fully paid and nonassessable. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to that series, together with the more detailed provisions of our certificate of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For more information about our preferred stock, see "Description of Capital Stock" below.

General

            Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

  the number of shares to be included in the series;

  the designation, powers, preferences and rights of the shares of the series; and

  the qualifications, limitations or restrictions of the series.

            Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be included in a certificate of designation as to that series as an amendment to our certificate of incorporation. We refer you to the applicable prospectus supplement for any series of preferred stock offered by us for specific terms, including the following:

  the title of the preferred stock being offered;

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  the number of shares offered, their liquidation preference per share, if any, and their purchase price;

  the dividend rate or method of calculating the dividend rate and the dividend payment dates or periods;

  the date from which dividends will accrue and whether dividends will be cumulative;

  the provisions for a sinking fund, if any;

  the provisions for redemption or repurchase, if applicable;

  any listing of the preferred stock being offered on any securities exchange or other securities market;

  voting rights, if any;

  the relative ranking and preferences of the series of preferred stock being offered as to dividend rights and rights upon our dissolution or any distribution of our assets;

  the provisions for conversion or exchange into other securities, if any;

  whether interests in the preferred stock being offered will be represented by depositary shares; and

  any other specific terms of the preferred stock being offered.

            The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

Rank

            Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to our common stock as to dividends and distributions of assets.

Dividend, Repurchase and Redemption Restrictions

            We are a holding company and substantially all of our consolidated assets are held by our subsidiaries. Our cash flow and ability to pay dividends on and to redeem or repurchase our securities, including preferred stock, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. In addition, as a bank holding company, various regulatory restrictions limit directly or indirectly the amount of dividends we may pay as well as the repurchase or redemption of our capital stock. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" and the discussion contained in our Annual Report on Form 10-K for the year ended December 31, 2003 under "Regulation--Holding Company Regulation-Dividends," and "Regulation--Holding Company Regulation-Repurchase or Redemption of Equity Securities."

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Dividends

            Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the preferred stock depositary referred to below under "Description of Depositary Shares," on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

            We generally may not declare, pay or set apart for payment, cash or other non-stock dividends or other payments on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

  all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

  the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

            Partial dividends declared on shares of a particular series of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

            Similarly, we generally may not declare, pay or set apart for payment cash or other non-stock dividends or make other payments on the common stock or any of our other stock ranking junior to a particular series of preferred stock unless full dividends on that series of preferred stock have been paid or set apart for payment for:

  all prior dividend periods if that series of preferred stock pays dividends on a cumulative basis; or

  the immediately preceding dividend period if that series of preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

            The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

            If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock, or may be mandatorily redeemed, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

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            Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of those shares will terminate except for the right to receive the redemption price.

            Any shares of preferred stock that we redeem will be restored to the status of authorized but unissued shares.

Liquidation Preference

            Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. The distributions will be made before any distribution is made on any securities ranking junior to that series of preferred stock with respect to liquidation, including common stock, and after distributions are made on any securities ranking senior to that series of preferred stock with respect to liquidation.

            If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

            The holders of shares of preferred stock will have no voting rights, except as otherwise stated in the prospectus supplement or as required by applicable law.

            Under the Delaware General Corporation Law, holders of all outstanding shares of preferred stock will be entitled to vote as a separate class on a proposed amendment to our certificate of incorporation if the amendment would:

  increase or decrease the aggregate number of authorized shares of preferred stock;

  increase or decrease the par value of the shares of the preferred stock; or

  alter or change the powers, preferences or special rights of the shares of preferred stock so as to affect them adversely.

            If, however, a proposed amendment would change the powers, preferences or special rights of one or more series of preferred stock so as to affect the holders of that series adversely, but would not adversely affect all series of preferred stock, then only the holders of the shares of the series adversely affected will have the right to vote on the amendment as separate class.

DESCRIPTION OF DEPOSITARY SHARES

            We may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary,

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which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

            We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

            The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

            The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

            The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

            In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

            The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Withdrawal of Preferred Stock

            When a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or

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other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot "re-deposit" these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Redemption, Conversion and Exchange of Preferred Stock

            If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

            Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

            If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

            After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

            Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

            We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

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Amendment and Termination of the Deposit Agreement

            The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

            We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

  all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

  there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

            We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

            Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

            The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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Miscellaneous

            The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

            Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

            We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

  our debt securities, preferred stock, depositary shares or common stock;

  trust preferred securities of a trust formed by us;

  securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

  currencies; or

  commodities.

            The price of our debt securities, the price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

            The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

  whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

  United States federal income tax considerations relevant to the purchase contracts; and

  whether the purchase contracts will be issued in fully registered or global form.

            The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

            We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

            The applicable prospectus supplement may describe:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

  the terms of the unit agreement governing the units;

  United States federal income tax considerations relevant to the units; and

  whether the units will be issued in fully registered or global form.

            The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS

            We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. A copy of the form of warrant agreement to be entered into with respect to a particular offering of warrants, including the form of warrant certificate representing the warrants, has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.

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General

            If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

  the title of the warrants;

  the offering price for the warrants, if any;

  the aggregate number of the warrants;

  the designation and terms of the debt securities purchasable upon exercise of the warrants;

  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each of these securities;

  if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

  the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

  the dates on which the right to exercise the warrants begins and expires;

  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  information with respect to any book-entry procedures;

  if applicable, a discussion of certain United States federal income tax considerations;

  any anti-dilution provisions of the warrants;

  any redemption or call provisions applicable to the warrants; and

  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

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            In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

  the title of the warrants;

  the offering price of the warrants, if any;

  the aggregate number of the warrants;

  if applicable, the designation and terms of the preferred stock that is purchasable upon exercise of the warrants;

  if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

  if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

  the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the purchase price;

  the dates on which the right to exercise the warrants begins and expires;

  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  if applicable, a discussion of certain United States federal income tax considerations;

  any anti-dilution provisions of the warrants;

  any redemption or call provisions applicable to the warrants; and

  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

            Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

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Exercise of Warrants

            Each warrant will entitle its holder to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at an exercise price as shall in each case be set forth in, or calculable, from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which the expiration date may be extended by us), unexercised warrants will become void.

            Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise together with such other information and forms as may be required by the terms of the warrants. Upon receipt of such payment, together with such other information and properly completed forms as may be required for exercise, at the principal office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon the exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

            The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreements to effect changes that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of:

  20,000,000 shares of common stock, par value $.01 per share; and

  5,000,000 shares of preferred stock, par value $.01 per share.

            As of September 30, 2004, there were 5,880,167 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

            The following summary of certain provisions of the common stock, preferred stock and our certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which have been incorporated by reference into the registration statement of which this prospectus is a part.

Common Stock

            The holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of our preferred stock, the holders of such shares exclusively possess all voting power. There is no cumulative voting in the election of directors, and no holder of common stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of common stock or preferred stock. Subject to the preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors from funds legally available for dividends. In the event we undergo a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding preferred stock. Our common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

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            We are a holding company, and substantially all of our consolidated assets are held by our subsidiaries. Our cash flow and ability to pay dividends on our common stock are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. In addition, as a bank holding company, various regulatory restrictions limit directly or indirectly the amount of dividends we can pay as well as the repurchase or redemption of our capital stock. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure " and the discussion contained in our Annual Report on Form 10-K for the year ended December 31, 2003 under "Regulation--Holding Company Regulation-Dividends," and "Regulation--Holding Company Regulation-Repurchase or Redemption of Equity Securities."

            The transfer agent for our common stock is U.S. Stock Transfer Corporation.

Preferred Stock

            We may issue preferred stock from time to time in one or more series. Subject to limitations prescribed by Delaware law and our certificate of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the rights and preferences of each series of preferred stock. Preferred stock may rank prior to common stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up and may have full or limited voting rights. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely, affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of our company. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.

Anti-takeover Provisions

            Delaware Law. Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder" (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies:

  the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

  the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

  the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

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            A Delaware corporation may elect not to be governed by Section 203. We have not made such an election and accordingly are subject to Section 203.

            Certificate of Incorporation and By-laws. Several provisions of our certificate of incorporation and by-laws may have the effect of deterring a takeover of our company. These provisions include:

  certain advance notice and content requirements for business to be brought before an annual stockholders' meeting by a stockholder or for nomination by any stockholder of persons for election to our board of directors;

  a prohibition on stockholder action by written consent, subject to the rights of holders of any class or series of preferred stock;

  a provision that only our board of directors may call a special meeting of the stockholders, subject to the rights of holders of any class or series of preferred stock;

  the classification of our board of directors into three classes serving staggered three-year terms;

  the absence of cumulative voting rights;

  a general prohibition on any stockholder who beneficially owns more than ten percent of the outstanding shares of our common stock from voting shares in excess of this limit;

  limiting stockholders' ability to remove directors to removal for cause upon the approval of the holders of at least 80% of the outstanding voting power of our capital stock, subject to the rights of holders of any class or series of preferred stock;

  a requirement of approval by the holders of at least 80% of the outstanding voting power of our capital stock for the amendment of certain provisions of our certificate of incorporation, including provisions pertaining to voting limitations on 10% or greater stockholders, the prohibition on stockholder action by written consent, the call of special stockholders' meetings, the number, classification, election and removal of directors, certain business combinations with greater than 10% stockholders, the prevention of greenmail and amendments to the certificate of incorporation and bylaws;

  limiting stockholders' ability to amend our bylaws to approval by the holders of at least 80% of the outstanding voting power of our capital stock;

  a requirement that, in addition to any vote required by law, certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of our company be approved by the holders of at least 80% of the outstanding voting power of our capital stock, unless either (1) a majority of the disinterested directors have approved the business combination or (2) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a 10% or greater stockholder of our company;

  an anti-greenmail provision which generally prohibits us from acquiring any of our equity securities from a beneficial owner of 5% or more of our voting stock unless:

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      the acquisition is approved by the holders of at least 80% of the outstanding voting power of our capital stock not owned by the seller;

      the acquisition is made as part of a tender or exchange offer by us or a subsidiary of ours to purchase securities of the same class on the same terms to all holders of such securities;

      the acquisition is pursuant to an open market purchase program approved by a majority of our board of directors, including a majority of the disinterested directors; or

      the acquisition is at or below the market price of our common stock and is approved by a majority of the board of directors, including a majority of the disinterested directors.

              Any one or more of these provisions could make it more difficult for a third party to gain control of us, and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of our company.

  DESCRIPTION OF TRUST PREFERRED SECURITIES

              The trust agreement pursuant to which each trust is organized will be replaced by an amended and restated trust agreement, which will authorize the trustees of the trust to issue on behalf of the trust one series of trust preferred securities and one series of trust common securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to us. A form of amended and restated trust agreement for each trust has been filed as an exhibit to the registration statement of which this prospectus forms a part.

              The following description of the trust preferred securities sets forth certain general terms and provisions of the trust preferred securities and the trust agreement to which any prospectus supplement may relate. Certain other specific terms of the trust preferred securities and trust agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of any trust preferred securities or trust agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by the prospectus supplement.

              The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as are set forth in the applicable trust agreement or made part of the trust agreement by the Trust Indenture Act. You should see the applicable prospectus supplement relating to the trust preferred securities of each trust for specific terms, including:

    the distinctive designation of trust preferred securities;

    the number of trust preferred securities issued by the trust;

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    the annual distribution rate (or method of determining that rate) for trust preferred securities issued by the trust and the date or dates upon which distributions will be payable;

    whether distributions on trust preferred securities issued by the trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the trust will be cumulative;

    the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

    the terms and conditions, if any, under which trust preferred securities of the trust may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which any such conversion right will expire;

    the terms and conditions, if any, upon which the junior subordinated debentures issued to the trust may be distributed to holders of trust preferred securities of the trust;

    the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to that obligation;

    the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust agreement of the trust; and

    any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust consistent with the trust agreement of the trust or with applicable law.

              Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the related prospectus supplement.

              In connection with the issuance of trust preferred securities, each trust will also issue one series of trust common securities having such terms, including distribution, conversion, redemption, voting, and liquidation rights or such restrictions as are set forth in the trust agreement. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by the trust, and the trust common securities will rank on a parity, and payments will be made on the trust common securities pro rata, with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust which issued the trust common securities. All of the trust common securities of each trust will be directly or indirectly owned by us.

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              In connection with the issuance of trust preferred securities by a trust, the trust will purchase junior subordinated debentures from us. The ability of the trust to make distributions and other payments on the trust preferred securities will depend upon the receipt by the trust of interest and other payments made by us on the junior subordinated debentures. The junior subordinated debentures will be our exclusive obligations and, because we are a holding company and substantially all of our consolidated assets are held by our subsidiaries, our cash flow and ability to service our debt, including the junior subordinated debentures, will be dependent upon the results of operations of our subsidiaries and the distribution of funds to us by our subsidiaries. In addition, because we are a holding company, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

              Concurrently with the issuance of preferred securities by a trust, that trust will invest the proceeds from the sale of the trust preferred securities in junior subordinated debentures issued by us. We will issue the junior subordinated debentures pursuant to a junior subordinated indenture between us and a trustee to be named in the applicable prospectus supplement.

              Below is a summary of the general terms of the junior subordinated debentures in which the trusts will invest the proceeds from the issuance and sale of the trust securities. We will describe the particular terms of the junior subordinated debentures in the prospectus supplement relating to the trust preferred securities being offered. The form of junior subordinated indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

  General

              The junior subordinated debentures will be issued as our unsecured debt. The junior subordinated debentures will be fully subordinated to all of our senior indebtedness. The specific terms of the subordination will be as described in the prospectus supplement relating to the particular trust preferred securities being offered.

              The prospectus supplement relating to the particular series of trust preferred securities being offered will also describe the terms of the related junior subordinated debentures, which may include:

    the designation of the junior subordinated debentures;

    the aggregate principal amount of the junior subordinate debentures;

    the percentage of the principal amount at which the junior subordinated debentures will be issued and any payments due if their maturity is accelerated;

    the date or dates on which the junior subordinated debentures will mature and the right, if any, to shorten or extend the maturity date or dates;

    the rate or rates at which the junior subordinated debentures will bear interest, or the method of determination of the interest rate or rates;

    the date or dates from which interest will accrue and the interest payment and record dates;

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    the right, if any, to extend the interest payment periods and the duration of that extension;

    provisions, if any, for a sinking purchase or other similar fund;

    any provisions for redemption; and

    any other specific terms of the junior subordinated debentures.

  Payment

              We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the junior subordinated indenture and the applicable prospectus supplement. At our option, we may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered address.

  Limitations on Transactions

              We will be restricted from making certain payments (as described below) if an event of default has occurred and is continuing under the junior subordinated indenture, if we choose to defer payment of interest on the junior subordinated debentures by extending the interest payment period as provided in the junior subordinated indenture, or if we are in default with respect to our obligations under the trust preferred securities guarantee relating to a trust.

              If any of these events occur, we will not:

    declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except as required to permit any subsidiary of ours that is a "real estate investment trust" under the United States Internal Revenue Code of 1986, as amended, to continue to qualify as such), other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

    make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the junior subordinated debentures;

    make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the junior subordinated debentures, other than payments under the guarantee relating to the preferred securities issued by the trust; or

    redeem, purchase or acquire less than all of the junior subordinated debentures or any of the preferred securities issued by the trust.

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  Subordination

              The junior subordinated debentures will be unsecured and will be subordinated and junior in right of payment to all of our senior indebtedness to the extent described in the applicable prospectus supplement. The junior subordinated debentures purchased by each trust will be of equal priority to the junior subordinated debentures purchased by any other trust.

  Consolidation, Merger, Sale of Assets and Other Transactions

              The junior subordinated indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its assets substantially as an entirety to us, unless:

    if we consolidate with or merge into another entity or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the junior subordinated debentures;

    immediately after the transaction, no event of default under the junior subordinated indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the junior subordinated indenture, has occurred and is continuing; and

    other conditions as prescribed in the junior subordinated indenture are met.

  Debenture Events of Default

              The junior subordinated indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes an event of default under the junior subordinated indenture:

    our failure to pay any interest on the junior subordinated debentures for 30 days after the due date, except where we have properly deferred the interest payment;

    our failure to pay any principal on the junior subordinated debentures when due, whether at maturity, upon redemption or otherwise;

    our failure to observe or perform in any material respect any other covenants or agreements contained in the junior subordinated indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate principal amount of the junior subordinated debentures then outstanding; or

    our bankruptcy, insolvency or reorganization or dissolution of the trust, other than in connection with a distribution of the junior subordinated debentures to the holders of the related trust preferred securities.

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              The holders of a majority of the aggregate outstanding principal amount of the junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercise any trust or power conferred on the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures, will be entitled to declare the principal due and payable immediately upon an event of default under the junior subordinated indenture. The holders of a majority of the outstanding principal amount of the junior subordinated debentures will be entitled to rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. In the event the junior subordinated debentures are held by the trust, this waiver will not be effective without the consent of a majority in liquidation preference of the related trust securities. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities will have this right.

              If an event of default under the junior subordinated indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the junior subordinated indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

              We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the junior subordinated indenture.

  Additional Sums to be Paid as a Result of Additional Taxes

              If, at any time a trust is required to pay any additional taxes, duties, assessments or other governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest on the junior subordinated debentures any amounts which may be required so that the net amounts received and retained by a trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts a trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

  Distribution Upon Liquidation

              Under certain circumstances and with the approval of the Federal Reserve Board (upon our becoming a bank holding company and if this approval is then required by law or regulation), the junior subordinated debentures may be distributed to the holders of the trust preferred securities in liquidation of a trust after satisfaction of the liabilities to creditors of the affected trust. If this occurs, we will use our best efforts to list the junior subordinated debentures so affected on the national securities exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurances as to the market price of any junior subordinated debentures that may be distributed to the holders of the trust preferred securities so affected.

  Modification of the Junior Subordinated Indenture

              We and the indenture trustee may, from time to time, without the consent of the holders of junior subordinated debentures, amend, waive our rights under or supplement the junior subordinated indenture for purposes which do not materially adversely affect the rights of the holders of the junior subordinated debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the junior subordinated debentures. However, without the consent of the holders of each outstanding junior subordinated debenture, no modification may:

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    extend the maturity date of the junior subordinated debentures; or

    reduce the principal amount or the rate or extend the time of payment of interest; or

    reduce the percentage of principal amount of the junior subordinated debentures required to amend the junior subordinated indenture.

              As long as any preferred securities issued by a trust holding junior subordinated debentures remain outstanding, no modification of the junior subordinated indenture may be made that requires the consent of the holders of the junior subordinated debentures, no termination of the junior subordinated indenture may occur, and no waiver of any event of default under the junior subordinated indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

  Satisfaction and Discharge

              The junior subordinated indenture will, with certain exceptions, cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the junior subordinated indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

    have become due and payable, and

    will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of deposit or to the stated maturity or redemption date, as the case may be.

              We may still be required to provide officers' certificates and opinions of counsel any pay fees and expenses due after these events occur.

  Governing Law

              The junior subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

  Information Concerning the Indenture Trustee

              The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses, and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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  Miscellaneous

              In the event junior subordinated debentures are issued to a trust or a trustee of the trust in connection with the issuance of trust securities by that trust, we will agree in the junior subordinated indenture, for so long as the trust securities remain outstanding:

    to maintain 100% direct or indirect ownership of the common securities of the trust, except that successors that are permitted pursuant to the junior subordinated indenture or any supplement thereto may succeed to our ownership of the common securities of that trust;

    not to voluntarily terminate, wind up or liquidate the trust, except upon prior approval of the Federal Reserve Board (upon our becoming a bank holding company and if this approval is then required by law or regulation);

    to use our reasonable efforts to cause the trust (a) to remain a statutory trust and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of the junior subordinated debentures, the redemption of all of the trust securities of the trust or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement of such trust; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes;

    to use our reasonable efforts to cause each holder of preferred securities of the trust to be treated as owning an undivided beneficial interest in the junior subordinated debentures; and

    to use our best efforts to maintain the eligibility of the preferred securities of the trust for quotation or listing on any national securities exchange or other organization on which the preferred securities are then listed or quoted.

  DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

              Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver, from time to time, for the benefit of the holders of trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of the trust preferred securities guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust preferred securities guarantee, the form of which for each trust has been filed as an exhibit to the registration statement of which this prospectus forms a part.

  General

              Under each trust preferred securities guarantee, we will agree to pay in full on a subordinated basis, to the extent described in each trust preferred securities guarantee agreement, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable trust may have or assert other than the defense of payment.

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              The following payments with respect to the trust preferred securities are called the "guarantee payments" and, to the extent not paid or made by the applicable trust and to the extent that the trust has funds available for those distributions, will be subject to the trust preferred securities guarantee:

    any accumulated and unpaid distributions required to be paid on the trust preferred securities;

    with respect to any trust preferred securities called for redemption, the redemption price; and

    upon a voluntary or involuntary dissolution, winding up or termination of a trust (other than in connection with a distribution of junior subordinated debentures to the holders of trust preferred securities in exchange for the trust preferred securities) the lesser of:

      the amount of the liquidation distribution; and

      the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

              We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the related trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

              Each trust preferred securities guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the applicable trust has funds available for those distributions. If we do not make interest payments on the junior subordinated debentures purchased by the applicable trust, that trust will not have funds available to make the distributions and will not pay distributions on the corresponding trust preferred securities.

  Amendments

              Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no consent will be required, the trust preferred securities guarantees may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the applicable outstanding trust preferred securities.

  Termination of the Trust Preferred Securities Guarantees

              Each of the trust preferred securities guarantees will terminate and be of no further force and effect upon:

    full payment of the redemption price of the applicable trust preferred securities;

    full payment of the amounts payable upon liquidation of the applicable trust; or

    a distribution of the junior subordinated debentures to the holders of the applicable trust preferred securities.

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              If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or a trust preferred securities guarantee, the corresponding guarantee will continue to be effective or will be reinstated with respect to such amounts.

  Events of Default; Remedies

              An event of default under a trust preferred securities guarantee agreement will occur upon our failure to make a required guarantee payment or to perform any other obligations under such guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities so affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable trust preferred securities guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the applicable trust preferred securities guarantee agreement.

              Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the applicable trust preferred securities guarantee without first instituting a legal proceeding against the corresponding trust, the guarantee trustee or any other person or entity.

              We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the trust preferred securities guarantee agreement.

  Status of the Trust Preferred Securities Guarantees

              The trust preferred securities guarantees will constitute our unsecured obligations that rank subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the junior subordinated debentures. Except as may be described in the applicable prospectus supplement, our ability to incur additional indebtedness will not limited by any trust preferred securities guarantee.

              Each trust preferred securities guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of the applicable trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the applicable trust preferred securities guarantee without first instituting a legal proceeding against any other person or entity.

              The trust preferred securities guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the applicable trust or upon distribution of the junior subordinated debentures to the corresponding holders of the trust preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the trust preferred securities guarantees, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the trust preferred securities guarantees.

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  Information Concerning the Guarantee Trustee

              The guarantee trustee, other than during the occurrence and continuance of our default in performance of a trust preferred securities guarantee, undertakes to perform only those duties as are specifically set forth in that trust preferred securities guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of any related trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Expense Agreement

              We will, pursuant to an agreement as to expenses and liabilities entered into by us and each trust under the applicable trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of such trust to pay to the holders of the applicable trust preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of a trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

  Governing Law

              The trust preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

  RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
  THE JUNIOR SUBORDINATED DEBENTURES AND
  THE TRUST PREFERRED SECURITIES GUARANTEES

  Full and Unconditional Guarantee

              We will irrevocably guarantee, as and to the extent described in this prospectus and the applicable prospectus supplement, payments of distributions and other amounts due on the trust preferred securities, to the extent the applicable trust has funds available for the payment of these amounts. We and the applicable trust believe that, taken together, our obligations under the junior subordinated debentures, the junior subordinated indenture, the applicable trust agreement, the applicable expense agreement and the applicable trust preferred guarantee agreement will provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the applicable trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents will constitute a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the applicable trust under the applicable trust preferred securities.

              If and to the extent that we do not make payments on the junior subordinated debentures, the applicable trust will not pay distributions or other amounts due on its trust preferred securities. The applicable trust preferred securities guarantee does not cover payment of distributions when the applicable trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantees will be subordinated and junior in right of payment to all of our other indebtedness.

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  Sufficiency of Payments

              As long as payments of interest and other payments are made when due on the junior subordinated debentures purchased by a trust, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities issued by that trust, primarily because:

    the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

    we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

    the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

  Enforcement Rights of Holders of Trust Preferred Securities

              A holder of any trust preferred security will be entitled to institute a legal proceeding directly against us to enforce its rights under the applicable trust preferred securities guarantee without first instituting a legal proceeding against the applicable guarantee trustee, the applicable trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the applicable trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the applicable junior subordinated indenture will provide that no payments may be made in respect of the applicable junior subordinated debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the applicable trust agreement.

  Limited Purpose of Trusts

              The trust preferred securities will evidence preferred undivided beneficial interests in the assets of the corresponding trust. The trusts exist for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in junior subordinated debentures and engaging only in those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from us the principal amount of and interest accrued on the junior subordinated debenture, while a holder of trust preferred securities will be entitled to receive distributions from the corresponding trust (or from us under the corresponding trust preferred securities guarantee) if and to the extent the trust has funds available for the payment of such distributions.

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  Rights Upon Termination

              Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving a liquidation of the junior subordinated debentures, the holders of the related trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash.

              Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but would be entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we will be the guarantor under the applicable trust preferred securities guarantee and will agree to pay for all costs, expenses and liabilities of the trusts other than the obligations of the trusts to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of the junior subordinated debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

  PLAN OF DISTRIBUTION

              We and the trusts may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us and the trusts, as applicable, any underwriting discounts and other items constituting underwriters' compensation, and the public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange or automated quotation system on which the offered securities may be listed.

              If underwriters are used in an offering, we and any trust selling securities will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction, including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers, in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

              If dealers are used in an offering, we and any trust offering securities will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

              The securities may be sold directly by us or the trusts, or through agents we or the trusts may designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

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              Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described in that prospectus supplement. In addition, we or the trusts may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales of the securities.

              Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

              If so indicated in a prospectus supplement, we or the trusts will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

              Each series of securities will be a new issue of securities and will have no established trading market other than our common stock, which is listed on The Nasdaq Stock Market. We will apply to have all shares of common stock sold pursuant to a prospectus supplement approved for listing on The Nasdaq Stock Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities other than the common stock may or may not be listed on a national securities exchange or The Nasdaq Stock Market or other automated quotation system.

  LEGAL MATTERS

              Our legal counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C., will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel. Certain legal matters with respect to the trusts and the trust preferred securities of the trusts will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trust.

  EXPERTS

               The consolidated financial statements of ITLA Capital Corporation at December 31, 2003 and 2002 appearing in ITLA Capital Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of ITLA Capital Corporation for the year ended December 31, 2001 incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and have been so incorporated by reference in reliance upon the authority of that firm as experts in accounting

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  and auditing. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference in this prospectus of their report on our consolidated financial statements for the year ended December 31, 2001. Accordingly, in reliance upon Rule 437a promulgated under the Securities Act of 1933, we have dispensed with the requirement under Section 7 of the Securities Act of 1933 to file Arthur Andersen LLP's consent with the registration statement of which this prospectus forms a part. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

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  $500,000,000

  ITLA Capital Corporation

  [Logo]

  Debt Securities
  Common Stock
  Preferred Stock
  Depositary Shares
  Purchase Contracts
  Units
  Warrants

  ITLA Capital Statutory Trust VI
  ITLA Capital Statutory Trust VII

  Trust Preferred Securities
  guaranteed by ITLA Capital Corporation

  ______________________________________

  Prospectus

  ______________________________________

  _______ __, 2005

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  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution.

              The following table sets forth the expenses, all of which will be paid by ITLA Capital Corporation, a Delaware corporation (the "Company"), to be incurred in connection with the registration and sale of the securities covered by this Registration Statement.

SEC registration fee	$46,000
Blue Sky fees and expenses	10,000
Rating agency fees	200,000
Legal fees and expenses	250,000
Accounting fees and expenses	200,000
Trustee fees and expenses	50,000
Printing and engraving fees and expenses	100,000
Miscellaneous	200,000
Total	$1,056,000

  All of the above amounts, other than the SEC registration fee, are estimates.

  Item 15. Indemnification of Directors and Officers

              Article ELEVENTH of the Company's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article ELEVENTH also provides for the authority to purchase insurance with respect thereto.

              Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith, (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

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              Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.

              Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceeding upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

  Item 16. Exhibits

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement for Equity Securities *
1.2	Form of Underwriting Agreement for Debt Securities *
1.3	Form of Underwriting Agreement for Trust Preferred Securities *
4.1	Certificate of Incorporation of the Company (filed as an exhibit to the Company's Registration Statement on Form S-4 filed on May 10, 1996 (Registration No. 333-03551) and incorporated herein by reference)
4.2	Bylaws of the Company, as amended (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-26960) and incorporated herein by reference)
4.3	Form of Senior Indenture *
4.4	Form of Subordinated Indenture *
4.5	Form of Senior Debt Securities *
4.6	Form of Subordinated Debt Securities *
4.7	Form of Certificate of Designation for preferred stock(1)
4.8	Form of Deposit Agreement (together with Depositary Receipt) *
4.9	Form of Warrant Agreement (together with form of Warrant Certificate) *
4.10	Certificate of Trust of ITLA Capital Statutory Trust VI *
4.11	Certificate of Trust of ITLA Capital Statutory Trust VII *
4.12	Trust Agreement for ITLA Capital Statutory Trust VI *
4.13	Trust Agreement for ITLA Capital Statutory Trust VII *
4.14	Form of Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VI *
4.15	Form of Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VII *
4.16	Form of Junior Subordinated Indenture *
4.17	Form of Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VI *
4.18	Form of Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VII *
4.19	Form of Purchase Contract(1)
4.20	Form of Unit Agreement, including form of Unit Certificate(1)
5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered other than the trust preferred securities

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EXHIBIT NO.	DESCRIPTION
5.2	Opinion of Richards, Layton & Finger, P.A. as to the legality of the trust preferred securities to be issued by ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII *
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP(2)
23.3	Consent of Silver, Freedman & Taff, L.L.P. (see Exhibit 5.1)
23.4	Consent of Richards, Layton & Finger, P.A. (see Exhibit 5.2) *
24.1	Powers of attorney *
25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Indenture(3)
25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture(3)
25.3	Form T-1 Statement of Eligibility of Trustee under the Junior Subordinated Indenture
25.4	Form T-1 Statement of Eligibility of Trustee with respect to the Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VI
25.5	Form T-1 Statement of Eligibility of Trustee with respect to the Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VII
25.6	Form T-1 Statement of Eligibility of Trustee with respect to the Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VI
25.7	Form T-1 Statement of Eligibility of Trustee with respect to the Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VII

  ________________________________

  *    Filed previously.
  (1) To be filed as an exhibit to a document to be incorporated by reference in this Registration Statement.
  (2) Omitted pursuant to Rule 437a under the Securities Act.
  (3) To be filed in accordance with Section 305(b)(2) under the Trust Indenture Act of 1939.

              (b) Financial Statement Schedules:

                          Not Applicable.

  Item 17. Undertakings.

              (a)  The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more

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than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

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  SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, ITLA Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on February 9, 2005.

ITLA CAPITAL CORPORATION
By:	/s/ Timothy M. Doyle Timothy M. Doyle Senior Managing Director and Chief Financial Officer

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 9, 2005.

Signature	Title
* George W. Haligowski	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Timothy M. Doyle Timothy M. Doyle	Senior Managing Director and Chief Financial Officer (Principal Financial and Principal Accounting Officer)
* Norval L. Bruce	Director
* Jeffrey L. Lipscomb	Director

* Preston Martin	Director

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Signature	Title
* Sandor X. Mayuga	Director

* Hirotaka Oribe	Director

* Robert R. Reed	Director
Signature
/s/ Timothy M. Doyle *Timothy M. Doyle, attorney-in-fact

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              Pursuant to the requirements of the Securities Act of 1933, ITLA Capital Statutory Trust VI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on February 9, 2005.

ITLA CAPITAL STATUTORY TRUST VI
By:	ITLA Capital Corporation, as Sponsor
By:	/s/ Timothy M. Doyle Timothy M. Doyle Senior Managing Director and Chief Financial Officer

              Pursuant to the requirements of the Securities Act of 1933, ITLA Capital Statutory Trust VII certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on February 9, 2005.

ITLA CAPITAL STATUTORY TRUST VII
By:	ITLA Capital Corporation, as Sponsor
By:	/s/ Timothy M. Doyle Timothy M. Doyle Senior Managing Director and Chief Financial Officer

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  EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement for Equity Securities *
1.2	Form of Underwriting Agreement for Debt Securities *
1.3	Form of Underwriting Agreement for Trust Preferred Securities *
4.1	Certificate of Incorporation of the Company (filed as an exhibit to the Company's Registration Statement on Form S-4 filed on May 10, 1996 (Registration No. 333-03551) and incorporated herein by reference)
4.2	Bylaws of the Company, as amended (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-26960) and incorporated herein by reference)
4.3	Form of Senior Indenture *
4.4	Form of Subordinated Indenture *
4.5	Form of Senior Debt Securities *
4.6	Form of Subordinated Debt Securities *
4.7	Form of Certificate of Designation for preferred stock(1)
4.8	Form of Deposit Agreement (together with Depositary Receipt) *
4.9	Form of Warrant Agreement (together with form of Warrant Certificate) *
4.10	Certificate of Trust of ITLA Capital Statutory Trust VI *
4.11	Certificate of Trust of ITLA Capital Statutory Trust VII *
4.12	Trust Agreement for ITLA Capital Statutory Trust VI *
4.13	Trust Agreement for ITLA Capital Statutory Trust VII *
4.14	Form of Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VI *
4.15	Form of Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VII *
4.16	Form of Junior Subordinated Indenture *
4.17	Form of Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VI *
4.18	Form of Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VII *
4.19	Form of Purchase Contract(1)
4.20	Form of Unit Agreement, including form of Unit Certificate(1)
5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered other than the trust preferred securities
5.2	Opinion of Richards, Layton & Finger, P.A. as to the legality of the trust preferred securities to be issued by ITLA Capital Statutory Trust VI and ITLA Capital Statutory Trust VII *
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP(2)
23.3	Consent of Silver, Freedman & Taff, L.L.P. (see Exhibit 5.1)
23.4	Consent of Richards, Layton & Finger, P.A. (see Exhibit 5.2) *
24.1	Powers of attorney *
25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Indenture(3)
25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture(3)

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EXHIBIT NO.	DESCRIPTION
25.3	Form T-1 Statement of Eligibility of Trustee under the Junior Subordinated Indenture
25.4	Form T-1 Statement of Eligibility of Trustee with respect to the Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VI
25.5	Form T-1 Statement of Eligibility of Trustee with respect to the Amended and Restated Trust Agreement for ITLA Capital Statutory Trust VII
25.6	Form T-1 Statement of Eligibility of Trustee with respect to the Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VI
25.7	Form T-1 Statement of Eligibility of Trustee with respect to the Preferred Securities Guarantee Agreement for ITLA Capital Statutory Trust VII

  *    Filed previously.
  (1) To be filed as an exhibit to a document to be incorporated by reference in this Registration Statement.
  (2) Omitted pursuant to Rule 437a under the Securities Act.
  (3) To be filed in accordance with Section 305(b)(2) under the Trust Indenture Act of 1939.

  END